Exhibit 99.1

Company Contact:
RELM Wireless Corporation
William Kelly, EVP & CFO
(321) 984-1414

RELM Wireless Announces Changes to Capital Return Program

WEST MELBOURNE, FL, June 15, 2017 – RELM Wireless Corporation (NYSE MKT: RWC), today announced that on June 14, 2017, its Board of Directors approved the repurchase of 500,000 shares of the Company’s common stock in addition to the 500,000 share authorization announced on May 19, 2016, for a total repurchase authorization of 1,000,000 shares, pursuant to a stock repurchase plan in conformity with the provisions of Rule 10b5-1 and Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended (the “Repurchase Program”). The Repurchase Program has no termination date.

In conjunction with the increase in the stock repurchase authorization, the Board of Directors declared a quarterly dividend of $0.02 per share of the Company’s common stock, payable on July 17, 2017 to shareholders of record of the Company’s common stock as of the close of business on June 30, 2017.

The Company also announced that it is deploying capital back into the business to expand its already strong engineering capabilities and salesforce. The investment in engineering is expected to further position the Company with the highest quality and innovative products in the marketplace. The investment in the salesforce is expected to position the Company for higher sales and profitability over the next few years.

Kyle Cerminara, Chairman of the Board, said, “We believe the Board has chosen the proper mix of a sustainable level of cash dividends from which we can grow, a larger buyback program that will repurchase shares at what we believe are very attractive valuations and reinvestment in the business so that we can position RELM for higher revenue and profitability in the future.”

About RELM Wireless Corporation

As an American Manufacturer for almost 70 years, RELM Wireless Corporation has produced high-specification two-way communications equipment of unsurpassed reliability and value for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications. Advances include a broad new line of leading digital two-way radios compliant with APCO Project 25 specifications. RELM’s products are manufactured and distributed worldwide under BK Radio and RELM brand names. The Company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-821-2900. The Company’s common stock trades on the NYSE MKT market under the symbol “RWC”.